Exhibit 99.1

Press Release
For Immediate Release

Independent Bank Group, Inc. Declares Quarterly Dividend

McKinney, Texas, August 5, 2014 -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, announced that its Board of Directors has declared a quarterly cash dividend in the amount of $0.06 per share of common stock. The dividend will be payable on August 28, 2014 to stockholders of record as of the close of business on August 18, 2014.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates 35 banking offices in three market regions located in the Dallas/Fort Worth, Austin and Houston areas. As of June 30, 2014, Independent Bank Group had total assets of $3.654 billion, total loans of $2.845 billion and total deposits of $2.853 billion.

Contacts:

Analysts/Investors:

Torry Berntsen President and Chief Operating Officer (972) 562-9004 tberntsen@ibtx.com	Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

Eileen Ponce Marketing Director (469) 301-2706 eponce@ibtx.com Source: Independent Bank Group, Inc.